Exhibit 99.1

Aravive Reports Third Quarter 2018 Financial Results and Provides Company Updates

- Merger completed; now operating as Aravive, Inc. (Nasdaq:ARAV), a clinical-stage biopharmaceutical company advancing innovative oncology therapeutics

- FDA Fast Track designation granted for lead candidate, AVB-S6-500

- Initiation of the Phase 1b portion of a Phase 1b/2 clinical trial of AVB-S6-500 in patients with platinum-resistant recurrent ovarian cancer expected before the end of 2018

HOUSTON, TEXAS (November 6 2018): Aravive, Inc. (Nasdaq: ARAV), a clinical-stage biopharmaceutical company focused on developing innovative therapies that target important survival pathways for cancer, announced recent corporate updates and financial results for the third quarter ended September 30, 2018.

“We are excited to now be operating as a newly combined company, bringing together our outstanding science, promising product pipeline, and experienced teams as Aravive, Inc.,” said Jay Shepard, president and chief executive officer. “We have already made significant progress since the merger was announced earlier this year. The Phase 1 trial of AVB-S6-500 was completed and Fast Track designation was granted by the FDA to AVB-S6-500 as a potential treatment for platinum-resistant recurrent ovarian cancer. Our talented clinical team has joined together and is poised to initiate the Phase 1b portion of a Phase 1b/2 clinical trial of AVB-S6-500 in patients with platinum resistant recurrent ovarian cancer before the end of 2018. We are excited by the promise of AVB-S6-500, which we believe has the potential to be an innovative therapy for patients facing a variety of difficult to treat cancers.”

AVB-S6-500 Highlights

•	Completed both the single ascending dose and repeat dose portions of its Phase 1 clinical trial of AVB-S6-500 in healthy volunteers.
•	Fast Track designation granted by U.S. Food and Drug Administration to AVB-S6-500 as a potential treatment for platinum-resistant recurrent ovarian cancer.
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Abstract for the Phase 1 healthy volunteer clinical trial of AVB-S6-500 accepted for poster presentation at the Molecular Targets and Cancer Therapeutics 2018 EORTC-NCI-AACR Symposium to be held November 12-16, 2018, in Dublin, Ireland; presentation will feature first-in-human data on the 40 healthy volunteers who participated in the Phase 1 clinical trial of AVB-S6-500.

Date & Time: Tuesday, November 13, 2018 12:00 GMT

Session Title: Molecular Targeted Agents – Part I

Abstract & Poster Number: 125 & PB-076

Poster Title: Expedited Development of AVB-S6 through the use of a Proprietary Biomarker in Healthy Volunteers to Guide Dosing in Oncology Studies

Company Updates

•	Closed the merger of Aravive Biologics, Inc. and Versartis, Inc. (Nasdaq:VSAR) following Versartis stockholder approval on October 5, 2018.
•	Began operating as Aravive, Inc. on October 16, 2018, with shares trading on the Nasdaq Global Select Market under the new ticker symbol “ARAV.”
•

Executed a 1-for-6 reverse split of the company’s common stock. Every 6 shares of “ARAV” common stock combined into 1 share of common stock, reducing the number of shares of Aravive’s outstanding common stock from approximately 67.1 million to approximately 11.2 million.

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Announced the composition of the Board of Directors of the combined company: Srinivas Akkaraju, M.D., Ph.D., chairman; Jay Shepard, president and chief executive officer; Amato Giaccia, Ph.D., scientific founder of Aravive Biologics; Robert E. Hoffman; Shahzad Malik, M.D.; Ray Tabibiazar, M.D., founder and former executive chairman of Aravive Biologics; and Eric Zhang, CFA.

Upcoming Anticipated Milestones and Other Events

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Initiation of the Phase 1b portion of a Phase 1b/2 clinical trial of AVB-S6-500 in patients with platinum-resistant recurrent ovarian cancer expected before the end of 2018, with initial safety data expected in mid-2019.

•	Announce indication and plans for additional clinical trial(s) of AVB-S6-500 in 2019.

Third Quarter 2018 Financial Results

The following commentary and condensed consolidated statements of operations and balance sheets include the results of Aravive, Inc. (formerly Versartis, Inc.) only and do not reflect or include the results of Aravive Biologics for any periods presented, unless otherwise specified.  All share and per share figures for all periods presented reflect the 1-for-6 reverse stock split effective on October 16, 2018.

For the third quarter ended September 30, 2018, Aravive reported a net loss of approximately $6.6 million, or $1.08 per share, basic and diluted, compared to a net loss for the third quarter ended September 30, 2017 of $49.8 million, or $8.37 per share, basic and diluted.

Total operating expenses for the quarter ended September 30, 2018 were $6.2 million compared to $49.7 million for the quarter ended September 30, 2017. Research and development (R&D) expenses for the quarter ended September 30, 2018 were $1.0 million, compared to $42.7 million for the quarter ended September 30, 2017. The decrease in R&D expenses was primarily due to the termination of clinical and manufacturing related contracts that supported the company’s Phase 3 clinical trials for somavaratan following the Phase 3 VELOCITY clinical trial failing to meet its primary endpoint, as well as a substantial reduction in our workforce.

General and administrative (G&A) expenses were $5.2 million for the quarter ended September 30, 2018 compared to $7.1 million for the quarter ended September 30, 2017.  The decrease in G&A expenses was primarily due to the reduction in workforce and our continued efforts to reduce consulting and professional services expenses following the Phase 3 VELOCITY clinical trial failing to meet its primary endpoint, partially offset by an increase in professional services attributable to our merger transaction with Aravive Biologics.

Total operating expenses for the quarter ended September 30, 2018 include non-cash stock-based compensation expense of $1.3 million compared to $3.6 million of non-cash stock-based compensation expense for the quarter ended September 30, 2017.

Total operating expenses for the nine months ended September 30, 2018 were $24.2 million, compared to $115.6 million for the nine months ended September 30, 2017.  R&D expenses for the nine months ended September 30, 2018 were $8.1 million, compared with $93.3 million for the nine months ended September 30, 2017, with the reduction being primarily due to the termination of clinical and manufacturing related contracts noted above, partially offset by severance expenses.  G&A expenses for the nine months ended September 30, 2018 were $16.1 million, compared to $22.3 million for the nine months ended September 30, 2017. The decrease was attributable to the reduction in workforce and our continued efforts to reduce consulting and professional services expenses following the Phase 3 VELOCITY clinical trial failing to meet its primary endpoint, partially offset by severance expenses and an increase in professional services attributable to our merger transaction with Aravive Biologics noted above.

Total operating expenses for the nine months ended September 30, 2018 include non-cash stock-based compensation expense of $6.3 million, compared to $11.1 million of non-cash stock-based compensation expense for the nine months ended September 30, 2017.

Cash, cash equivalents, and short-term investments were $62.6 million as of September 30, 2018.

On October 15, 2018, the Company announced that it estimated that its unaudited pro forma cash and cash equivalents as of the close of the merger on a combined basis with Aravive Biologics was in the range of $60.0 million to $62.0 million, net of all estimated transaction costs.

About Aravive

Aravive, Inc. (Nasdaq: ARAV) is a clinical stage biotechnology company focused on developing innovative therapies that target important survival pathways for cancer. Aravive’s lead candidate, AVB-S6-500, is a novel, high-affinity, soluble Fc-fusion protein designed to block the activation of the GAS6-AXL signaling pathway by intercepting the binding of GAS6 to its receptor AXL. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression. Aravive expects to initiate the Phase 1b portion of a Phase 1b/2 clinical trial of AVB-S6-500 combined with standard of care therapies in patients with platinum-

resistant recurrent ovarian cancer before the end of 2018, and intends to expand development into additional tumor types. For more information, please visit www.aravive.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), express or implied, concerning the Company’s goals, intentions and expectations as to future plans or events, the potential to bring innovative  therapies to patients facing a variety of difficult to treat cancers, the expected timing of initiation of the Phase 1b portion of the Company’s Phase 1b/2 clinical trial in patients with platinum-resistant recurrent ovarian cancer and the availability of data from clinical studies, the expected timing of conducting additional clinical trials of AVB-S6-500, the plan to evaluate and expand the development of AVB-S6-500 in additional tumor types, and the Company’s results of operations or financial condition. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s proxy statement/prospectus/information statement filed with the SEC on September 6, 2018, the Company’s Form S-4 filed with the SEC on August 3, 2018, as subsequently amended, Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2017, Quarterly Report on Form 10-Q that will be filed for the quarter ended September 30, 2018, and recent Current Reports on Form 8-K, each as filed with or furnished to the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:

Mike Zanoni

Endurance Advisors

mzanoni@enduranceadvisors.com

610-442-8570

Media:

Joan Kureczka

Bioscribe, Inc.

Joan@bioscribe.com

415-821-2413

Aravive, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating expenses
Research and development	$1,027	$42,673	$8,065	$93,295
General and administrative	5,191	7,073	16,111	22,301
Total operating expenses	6,218	49,746	24,176	115,596
Loss from operations	(6,218)	(49,746)	(24,176)	(115,596)
Interest income	261	220	703	661
Other income (expense), net	(593)	(262)	(1,906)	(1,044)
Net loss before provision for income taxes	$(6,550)	$(49,788)	$(25,379)	$(115,979)
Provision for income taxes	-	-	-	128
Net loss	$(6,550)	$(49,788)	$(25,379)	$(116,107)
Net loss per share- basic and diluted (1)	$(1.08)	$(8.37)	$(4.23)	$(19.72)
Weighted-average common shares used to compute basic and diluted net loss per share (1)	6,040	5,945	5,998	5,889

(1)	All share and per share figures for all periods presented reflect the 1-for-6 reverse stock split effective on October 16, 2018.

Aravive, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$62,605	$81,146
Other assets	2,856	3,743
Build-to-suit lease asset	8,710	8,888
Total assets	$74,171	$93,777
Liabilities and stockholders' equity:
Accounts payable and other current liabilities	$3,129	$5,593
Build-to-suit lease obligation	7,324	5,428
Total liabilities	10,453	11,021
Total stockholders' equity	63,718	82,756
Total liabilities and stockholders’ equity	$74,171	$93,777